Exhibit 5
September 14, 2016

NextEra Energy Partners, LP 700 Universe Boulevard Juno Beach, Florida 33408

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), in connection with the offering by NEP of up to 11,962,300 common units representing limited partner interests in NEP (“Common Units”), including up to 1,560,300 Common Units subject to an over-allotment option (collectively, the “Units”), pursuant to Registration Statement No. 333‑206033 (the “Registration Statement”), the prospectus supplement, dated September 8, 2016 (the “Prospectus Supplement”), and accompanying base prospectus, dated August 3, 2015, and the Underwriting Agreement, dated September 8, 2016, among NEP, NextEra Energy Partners GP, Inc., a Delaware corporation, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (the “Agreement”).
In connection with this opinion letter, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matter covered hereby. We have assumed that there will be no changes to such documents and records, or expiration thereof, after the date hereof which would affect the opinion expressed herein.
Based upon the foregoing, we are of the opinion that, when the Units have been issued and delivered in accordance with the terms of the Agreement and the Registration Statement, then the Units will be validly issued, and holders of the Units will have no obligation to make payments or contributions to NEP or its creditors solely by reason of their ownership of the Units.
This opinion is limited to the Delaware Revised Uniform Limited Partnership Act as in effect on the date hereof, and we do not express any opinion as to the effect of any other laws on the opinion herein stated.
We hereby consent to the reference to us in the Prospectus Supplement under the caption “Legal Matters” and to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “Commission”) by NEP on or about September 14, 2016, which will be incorporated by reference into the Registration Statement.
In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

101 Park Avenue New York, NY 10178-0060 United States	T +1.212.309.6000 F +1.212.309.6001